Exhibit 23.1

KPMG LLP Suite 90010 South Broadway St. Louis, MO 63102-1761

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated January 29, 2026, with respect to the consolidated financial statements of Charter Communications, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

St. Louis, Missouri
April 23, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.